Exhibit 10.1

AM Consulting

THIS SERVICES AGREEMENT (the “Agreement”) is made effective on June 21, 2024, by and between Letzhangout LLC dba AM Consulting (“AM Consulting”), with its offices at 3141 Stevens Creek Blvd., #41492, San Jose, CA 95117 (the “Company”) and Ondas Holding, Inc. a Nevada corporation (the “Client”).

THE PARTIES AGREE AS FOLLOWS:

I. Scope of Services

1.1 Company will provide Client, with consulting services as mutually agreed upon and described in the attached Statement of Work. All consulting services to be provided hereunder will be referred to as “Services.” The parties may use this Agreement for multiple Statements of Work. Each Statement of Work must reference this Agreement.

1.2 Statements of Work will be written documents setting forth at a minimum:

a.	A complete, sufficiently-detailed description of the types of Services to be rendered;

b.	The applicable fees for the Services to be rendered (“Services Fees”); and

c.	Any additional terms and conditions to which the parties may agree.

1.3 The parties contemplate that they may need to make changes to the Statement(s) of Work. Before performing any work associated with any such change, a written Change Order shall set forth the necessary revisions to the Statement(s) of Work, and the parties, shall agree in writing that such work constitutes a change from the original Statement of Work, as amended, and that they further agree to the change provisions set forth in the Change Order.

1.4 Responsibilities of the Client

(i) The Client shall cooperate with AM Consulting in the performance by AM Consulting of the Services, including, without limitation, providing AM Consulting with reasonable facilities and timely access to data, information and personnel of the Client. The Client shall be responsible for the performance by its personnel and agents, for the timeliness, accuracy and completeness of all data, documents, signatures and information (including all financial information and statements) provided to AM Consulting by or on behalf of the Client and for the implementation of any advice provided as part of the Services. AM Consulting may use and rely on the accuracy, veracity and completeness of the information, documents, signatures and data furnished by the Client and its personnel and agents without verification. AM Consulting’s performance shall be dependent upon the timely, complete and accurate fulfillment of the Client’s responsibilities in accordance with the Agreement and timely decisions and approvals of the Client in connection with the Services. AM Consulting shall be entitled to rely on all decisions and approvals of the Client.

(ii) In particular the Client must be aware that the scope of AM Consulting’s engagement does not involve bringing to light errors that are the result of incorrect, misleading or incomplete information.

(  ) Except as otherwise provided herein, the Client shall be solely responsible for, among other things:

(A) Making all management decisions and performing all management functions; (B) Designating one or more individuals who possess suitable skills, knowledge, and/or experience, preferably within senior management to oversee the Services;

AM Consulting

(C) Evaluating the adequacy and results of the Services;

(D) Accepting responsibility for the results of the Services; and

(E) Establishing and maintaining internal controls, including, without limitation, monitoring ongoing activities.

1.5 Responsibilities of AM Consulting

(i) The Services provided are not binding for federal, regional or local authorities and/or tribunals and courts and shall not constitute a declaration, warranty or guarantee that said authorities and/or tribunals and courts will concur with AM Consulting’s advice or opinion. Any Services provided by AM Consulting will be based upon the legislation, regulations, cases, previous rulings, and other sources of information available at the time specific Services are provided. Subsequent changes to the aforementioned sources (for which AM Consulting shall have no responsibility to advise the Client) may result in the Services provided by AM Consulting being rendered invalid or inappropriate.

(ii) AM Consulting will not be responsible for dealing with any matters other than those set forth in the Statement(s) of Work.

(iii) In formulating any advice as part of the Services, AM Consulting may discuss ideas with the Client verbally or show the Client drafts of such advice. This is only binding for AM Consulting if drafts of this type or verbal advice are definitively confirmed to the Client in writing. As a consequence, AM Consulting may not be held liable if the Client or another party decides to rely upon or act on the basis of a non-definitive draft or verbal advice.

II. Services and Fees and Expenses.

2.1 Services: Client shall be responsible for all Service Fees as identified in the applicable Statement(s) of Work (and Change Orders, as applicable) as those Services are provided.

2.2 Expense Reimbursements: Client shall reimburse AM Consulting for all expenses incurred while serving the Client. Reimbursable expenses include but are not limited to mileage (at the current IRS rate), travel time (at the consultant’s current hourly rate), hotels and meals when traveling, parcel services including messengers, Federal Express, UPS and USPS when necessary, document copying and eFiling fees. AM Consulting will request written permission for expense reimbursement before incurring any expenses of $150 or more. All approved expenses incurred by AM Consulting on behalf of the Client in preparation of work will be added to the Client’s monthly invoice and due upon receipt. There are no reimbursable expenses anticipated for this engagement.

2.3 Recruitment: Should AM Consulting identify and source an employment candidate that is hired by Client, Client agrees to pay a recruitment fee equal to 25% of the candidate’s first year base salary or equivalent. This fee is for the identification and sourcing, screening, and facilitation of employment candidates. No other warranties or guarantees accompany this service. Should Client decide to hire AM Consulting introduced candidates anytime within a year after introduction from AM Consulting, Client agrees to be obligated to said fees.

2.4 Timing: Company will invoice Client for the Services Fees in accordance with the terms of the Statement of Work. Client agrees to remit full payment to AM Consulting promptly upon its receipt of the invoice (“upon receipt”), but in no event later than fifteen (15) days from the date of such invoice.

AM Consulting

2.5 Payment via ACH: The Parties agree that all payments due and owing under this Agreement shall be made through automated clearing house (“ACH”) transfers, unless otherwise agreed upon by both Parties in writing. Client shall deliver to AM Consulting the ACH payment details via a separate ACH Debit Authorization Form, whereby, AM Consulting shall initiate the ACH transfers in the payment amounts required under this agreement. The parties hereby agree to undertake any and all required actions and execute any required documents, instruments or agreements required to effectuate the requirements of this Section 2.5.

2.6 Other: Any disputes regarding line-item charges must be addressed and resolved within 30 days after the issue date of the invoice.

(a) If for some unforeseen reason, Client’s payment is not remitted to AM Consulting within thirty (30) calendar days of the invoice date, (i) interest shall accrue automatically and without serving notice at a rate of 12% per annum and (ii) AM Consulting shall be entitled to charge a lump sum indemnity of 10% of the unpaid amount. Without limiting its other rights or remedies, AM Consulting shall have the right to suspend or terminate the Services entirely or in part if payment is not received within thirty (30) days of the date of an invoice.

(b) The Client acknowledges and agrees that AM Consulting shall be entitled, without formal notice or judicial ruling, at any time to set off all claims it has on the Client (whether due or not and without regard to their origin), against all claims the Client has vis-à-vis AM Consulting (whether due or not and without regard to their origin), notwithstanding any transfer, seizure or any other act of alienation or disposition of the rights with regard to the set-off. This set-off shall be enforceable, notwithstanding any bankruptcy or other insolvency proceedings, seizure or any other situation of concursus creditorum. AM Consulting shall hereafter notify the Client in writing of this set-off.

(c) Performance of the Services or payment of invoices, in whole or in part, implies acceptance of the terms of business and of the content of this Agreement. The fees and invoices are deemed accepted if they are not contested within a period of thirty (30) calendar days after receipt.

(d) AM Consulting may adjust its fees at any time with 30 days prior notice of the contract renewal to the Client.

(e) Client shall reimburse AM Consulting for all expenses incurred while serving the Client. Reimbursable expenses include but are not limited to mileage (at the current IRS rate), travel time (at the consultant’s current hourly rate), hotels and meals when traveling, parcel services including messengers, Federal Express, UPS and USPS when necessary, document copying and eFiling fees. AM Consulting will request written permission for expense reimbursement before incurring any expenses of $150 or more. There are no reimbursable expenses anticipated for this engagement.

(f) Failure by Client to pay the fees as outlined hereunder will constitute a material breach under this Agreement. AM Consulting reserves the right to terminate this Agreement immediately and cease rendering any Service should Client fail to pay AM Consulting’ invoice(s).

AM Consulting

III. Term and Termination.

3.1 This Agreement shall commence as of the Agreement Date above and shall remain in force for a period of one year (12) months (the “Term”), and automatically renew on a annual basis thereafter unless either party provides written notice to the other of its termination of the Agreement at least ninety (90) days before the end of the applicable Term. . Termination outside of the contract term shall automatically encumber the terminating party to be subject to and liable for all fees that were anticipated to be earned or due for the remainder of the Term (“Term Fees”) unless that termination is for “Due Cause.” Under a termination for Due Cause, Term Fees responsibilities as thusly waived and no longer encumbered by the terminating party. “Due Cause” is defined as a happening which results in an event, particularly injury, due to negligence or an intentional wrongful act.

With respect to the duration of this Agreement, the terms of this Agreement shall apply without prejudice of the following:

(a) Should the Client terminate this Agreement before the Services have been fully provided, Client will compensate AM Consulting in accordance with the terms of the Agreement for the Services performed and expenses incurred through the effective date of termination.

(b) Each party may terminate this Agreement, in whole or in part, with immediate effect upon written notice to the other party. Upon notification of the termination of the Agreement, AM Consulting shall agree to continue the Service and assist in other transition requests for thirty (30) days provided that the Client makes such a request at the time of notification and all of the Client’s previous invoices are fully paid and current. Upon termination of the Agreement by either party, the Client will compensate AM Consulting under the terms of the agreement for the Services performed and expenses incurred until the effective date of termination.

IV. Confidential Information.

4.1 “Confidential Information” includes all information identified by a disclosing party as proprietary and confidential, which Confidential Information shall remain the sole property of the disclosing party unless the ownership of such Confidential Information is otherwise expressly set forth in the Agreement. Items will not be considered Confidential Information if: (a) available to the public other than by a breach of an agreement by the recipient; (b) rightfully received from a third party not in breach of any obligation of any confidentiality; (c) independently developed by one party without access to the Confidential Information of the other; or (d) rightly known to the recipient at the time of disclosure as verified by its written records.

4.2 Each party agrees that it shall not use for any purpose or disclose to any third party any Confidential Information of the other party without the express written consent of the other party. Each party agrees to safeguard the Confidential Information of the other party against use or disclosure other than as authorized by or pursuant to this Agreement through measures, and exercising a degree of care, which are at least as protective as it safeguards the confidentiality of its own proprietary information, but no less than a reasonable degree of care under the circumstances. Each party shall permit access to the Confidential Information of the other party only to those individuals (a) who have entered into a written nondisclosure agreement to protect Confidential Information on terms equally as restrictive as those set forth herein, and (b) who require access to Confidential Information in performance of their duties in connection with this Agreement.

AM Consulting

4.3 Each party acknowledges that the wrongful use or disclosure of Confidential Information of the other party may result in irreparable harm for which there will be no adequate remedy at law. In the event of a breach by the other party or any of its officers, employees or agents of its or their obligations under this Section 4, the non-breaching party may immediately terminate this Agreement without liability to the other party, and may bring an appropriate legal action to enjoin such breach, and shall be entitled to recover from the breaching party reasonable legal fees and costs in addition to other appropriate relief.

V. Limitation on Warranties

5.1 The Agreement is an agreement for the provision of services and thus contains an obligation of means. AM Consulting guarantees that it will carry out its obligations under the Agreement in good faith and with the appropriate degree of care. AM Consulting rejects all other warranties, either express or implied.

VI. Limitation on Damages

6.1 AM Consulting and its personnel, (including independent contractors retained by AM Consulting) shall not be liable to the Client for any claims, liabilities, losses, damages, costs or expenses relating to the Agreement or the Services (“Claims”) for an aggregate amount in excess of the fees payable by the Client to AM Consulting for the engagement which led to the damage and in the case where an engagement of longer than three (3) months is involved, then for a total amount not in excess of the amounts which were paid in the last 3 months except where it is finally judicially determined that they are primarily the result of willful misconduct by AM Consulting.

6.2 In no event shall AM Consulting or its personnel be liable for any loss of use, Agreements, data, goodwill, revenues or profits (whether or not deemed to constitute direct claims) or any consequential, special, indirect, incidental, punitive or exemplary loss, damage or expense relating to the Agreement or the Services. In circumstances where all or any portion of the provisions of this paragraph are definitively judicially determined to be unenforceable, the aggregate liability of AM Consulting and its personnel for any Claim shall not exceed an amount that is proportional to the relative fault that its conduct bears to all other conduct giving rise to such Claim.

6.3 The liability cap in this Section applies in aggregate to each and all Claims which from time to time arise under or in connection with the Agreement and the Services, whether such Claims are made at the same or different times or by one or more members of the Client and/or other persons.

. Limitation on Action

7.1 No action, regardless of form, arising under or relating to this Agreement or the Services, may be brought by either party more than six (6) months after the cause of action has accrued.

I. Force Majeure

8.1 Neither party shall be liable for any delays or non-performance resulting from circumstances or causes beyond its reasonable control, including, without limitation, acts or omissions or the failure to cooperate by the other party (including, without limitation, entities or individuals under its control, or any of their respective officers, directors, employees, other personnel and representatives), fire or other casualty, internet interruptions, electricity interruptions, electronic attacks or hacks, electronic viruses, act of God, epidemic (including for the avoidance of doubt, pandemic influenza attack), strike or labor dispute, war or other act of violence, or any law, order, or requirement of any governmental agency or authority.

AM Consulting

II. Use of International Employees and Contractors

9.1 AM Consulting and its employees and independent contractors shall not knowingly or recklessly disclose Client’s financial information, employee information or IT Systems information to any third party. Client agrees and acknowledges that AM Consulting may share Client’s information with its employees and independent contractors, some of whom may reside outside the United States or as part of other legal entities that have common ownership with AM Consulting.

9.2 From time to time, AM Consulting may employ third-party resources that undertake the responsibility for submitted work. These are primarily relevant in the areas of tax return preparation and filing wherein a third-party resource may prepare, file and sign-off on completed tax filings.

VII. Indemnification

10.1 The Client shall indemnify and safeguard AM Consulting and its personnel from all third-party Claims that are definitively, judicially determined to have resulted primarily from the willful misconduct of Client.

III. Governing Law and Dispute Resolution via Arbitration

11.1 The Agreement shall be governed by, and construed in accordance with, California Law without giving effect to the choice of law rules thereof.

11.2 The parties agree to attempt in good faith and without delay to resolve any dispute or claim arising out of or in connection with the Agreement promptly through negotiations between senior management. If no solution is found within thirty (30) days following the notification of the dispute by the complainant to the other party, either party may submit the case to binding arbitration. All disputes and claims between Client and AM Consulting shall be resolved through binding arbitration administered by JAMS, under its rules governing commercial transactions (the “Rules”). The dispute shall be heard before a single arbiter mutually selected by the parties or, if the parties are unable to agree on an arbiter, according to the Rules. The arbitration shall take place in San Francisco, California. The arbiter’s decision will be final and binding on the parties. Each party shall bear its own arbitration costs and legal fees. The parties hereby irrevocably consent to the jurisdiction of the state and federal courts sitting in San Francisco, California but for the sole purpose of giving effect to and enforcing the arbiter’s decision.

11.3 Notwithstanding the foregoing paragraph, and only if the amount sought by the complaining party is $5,000 or less, either party may bring an action in Small Claims Court in Alameda County Superior Court only.

AM Consulting

IV. Electronic Communications

12.1 Except as instructed otherwise in writing, each party may assume that the other approves of appropriate fax, e-mail and voicemail communication of both sensitive and non-sensitive documents and other communications concerning the Agreement, as well as other means of communication used or accepted by the other.

12.2 It is recognized that the internet is inherently insecure, and that data can become corrupted, communications are not always delivered promptly (or at all), and that other methods of communication may be appropriate. Electronic communications are also prone to contamination by viruses. Each party will be responsible for protecting its own systems and interests and, to the fullest extent permitted by applicable legislation, will not be responsible to the other on any basis (Agreement, tort or otherwise) for any loss, damage or omission in any way arising from the use of the Internet or from access by AM Consulting personnel to networks, applications, electronic data or other systems of the Client.

12.3 The Client is responsible for maintaining and archiving all original documents that the Client must maintain or archive in order to meet all relevant legal, statutory, regulatory or professional rules. If AM Consulting is to maintain original documents at the express request of the Client, AM Consulting is not liable for it.

V. Marketing and Use of the Client Name and Client Data

13.1 AM Consulting may use the name of the Client and the performance of the Services in marketing and publicity material, as an indication of its experience and in internal data systems. AM Consulting also uses company data in internal data systems and for the purposes of AM Consulting public research studies and other analysis as long as any publicly disclosed information is sufficiently anonymized such that it cannot be traced back to Client.

13.2 If Client passes on information to AM Consulting regarding the Client, it accepts that this information will be archived in the data banks, the handling of which is automated and may be used by AM Consulting while taking into account the fact that AM Consulting performs all legal provisions that apply to it.

VI. Limitation of Liability

14.1 IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (WHETHER IN CONTRACT OR TORT OR UNDER ANY OTHER THEORY OF LIABILITY) EXCEED THE TOTAL AMOUNT OF SERVICE FEES PAID OR OWING HEREUNDER IN THE THREE (3) MONTHS PRECEDING THE INCIDENT. NEITHER PARTY SHALL BE LIABLE HEREUNDER FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, LOST REVENUES, LOST PROFITS, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (WHETHER IN CONTRACT OR TORT OR UNDER ANY OTHER THEORY OF LIABILITY).

AM Consulting

XV. General Provisions

15.1 The relationship of Company and Client is that of independent contractors. Personnel of both parties are neither agents nor employees of the other party for federal tax purposes or any other purpose whatsoever, and are not entitled to any employee benefits of the other party.

15.2 No delay, failure or default in performance of any obligation by either party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by force majeure.

15.3 Neither party may assign or otherwise transfer the Agreement without the prior express written consent of the other. Any assignment in violation of these terms is void.

15.4 All communications between the parties with respect to any of the provisions of this Agreement shall be in writing, and shall be sent by personal delivery or by airmail, facsimile transmission or other commercial means of rapid delivery (including email), postage or costs of transmission and delivery prepaid, to Company or to Client as set forth in the preamble of this Agreement, until such time as either party provides the other notice of a change of address in accordance with these provisions.

15.5 Any modification or amendment of any provision of this Agreement must be in writing and bear the signature of a duly authorized representative of each party. The failure of any party to enforce any right it is granted herein, or to require the performance by the other party hereto of any provision of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement. All provisions of this Agreement which by their nature survive termination shall survive such termination.

15.6 This Agreement, all attached schedules and all other agreements referred to herein or to be delivered by the parties pursuant hereto, represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the parties to the extent that any such agreement or understanding relates to providing Services to Client. Client hereby acknowledges that it has not reasonably relied on any other representation or statement that is not contained in this Agreement. To the extent, if any, that there are terms and conditions contained in Client’s orders or other correspondence to Company, this Agreement shall control.

AM Consulting

XVI. Non Solicitation Clause:

16.1 During the term of this Agreement and for one year thereafter, neither party shall directly or indirectly solicit, encourage, or take any other action which is intended to induce any employee of, or consultant / contractor of the other party (or any other who may have been employed by, or may have been a consultant / contractor of the other party during the term) to terminate his or her employment or relationship with the other party in order to become employed by or otherwise perform services for any other person or endeavor to entice such person away from the other party, or otherwise interferes with the relationship of the other party, any Person who is a client or customer of the other party hereto. This section shall not apply to any individual responding to general advertisement for employment.

IN WITNESS WHEREOF, the parties have caused this Agreement to become effective as of the date last signed below (the “Effective Date”) by their authorized representatives.

Letzhangout, LLC dba AM Consulting (“AM Consulting”)		CLIENT: Ondas Holding, Inc.
Signature:	/s/ Amit Mulchandani	Signature:	/s/ Eric Brock
Name:	Amit Mulchandani	Name:	Eric Brock
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	June 21, 2024	Date:	June 21, 2024

AM Consulting

Statement of Work

This Statement of Work is dated as of June 21, 2024 (this “SOW”), by and between Letzhangout LLC dba AM Consulting (“AM Consulting”) (the “Company”) and Ondas Holding, Inc. (“Client”).

In consideration of the engagement of the Company by the Client, pursuant to the Services Agreement, dated as of June 21, 2024 (the “Agreement”), and the compensation paid to the Company by the Client for work performed hereunder, Client and the Company agree as follows:

1.	Services: During the Term, the Company shall provide staff resources to perform the following services. (the “Services”).

Services

AM Consulting shall provide CFO services for Client beginning on June 21, 2024. As appointed by the Board of Directors of the Client, effective June 21, 2024, Neil Laird shall serve as Interim Chief Financial Officer (principal financial and accounting officer) of the Client.

AM Consulting Responsibilities: AM Consulting shall provide CFO support including, but not limited to scenario analysis, BOD reporting, management of finance and accounting team (outsourced and inhouse), strategic consulting on financial matters relating to the Client, leadership of Financial operations and Reporting, review and execution of management representation letters of the Client, and review and execution of filings with the Securities and Exchange Commission as CFO (principal financial and accounting officer) of the Client, as desired by Client.

Client Responsibilities: Client shall provide the following resources:

●	Banking login and reporting access

●	Login and access to other tools required to execute AM Consulting responsibilities.

2.	Location of Services: Remote.

3.	Equipment: AM Consulting shall provide all of its own equipment to the Team.

4.	Term & Termination: This Agreement shall commence as of the Agreement Date above and shall remain in force for a period of six months (6) months (the “Term”), and automatically renew for an additional six (6) months thereafter unless either party provides written notice to the other of its termination of the Agreement at least sixty (60) days before the end of the applicable Term. Termination outside of the contract term shall automatically encumber the terminating party to be subject to and liable for all fees that were anticipated to be earned or due for the remainder of the Term (“Term Fees”) unless that termination is for “Due Cause.” Under a termination for Due Cause, Term Fees responsibilities as thusly waived and no longer encumbered by the terminating party. “Due Cause” is defined as a happening which results in an event, particularly injury, due to negligence or an intentional wrongful act.

5.	Compensation: Services shall be compensated on a Fixed - Ongoing basis, as follows:

●	Fixed fee: $40k/month

●	Warrants exercisable for shares of common stock of the Client, such Warrants will be issued as of the execution date of this Agreement with a quarterly vesting over 12 months with an exercise price as of close of business on the day prior to the execution date of this Agreement:

¡	Neil Laird: $30,000 of Warrants.

¡	Amit Mulchandani: $30,000 of Warrants.

AM Consulting

6.	Expenses: The Client shall reimburse the Company for all reasonable out of pocket expenses actually incurred by the Company in performance of the Services; provided, however, any expense over $150 will be pre-approved in writing by the Client. There are no out of pocket costs expected for this SOW.

IN WITNESS WHEREOF, the parties have executed this SOW as of the last day written below.

Letzhangout, LLC dba AM Consulting (“AM Consulting”)		CLIENT: Ondas Holding, Inc.
Signature:	/s/ Amit Mulchandani	Signature:	/s/ Eric Brock
Name:	Amit Mulchandani	Name:	Eric Brock
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	June 21, 2024	Date:	June 21, 2024